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                                                                   EXHIBIT 99.1

GROUP 1 FOURTH-QUARTER REVENUES, NET INCOME MORE
THAN DOUBLE; 1998 REVENUES UP 81%, NET INCOME 82%


HOUSTON, Feb. 3 /PRNewswire/ -- Group 1 Automotive, Inc. (NYSE: GPI - news), a leading operator and consolidator in the automotive retailing industry, today reported significant gains in revenues and net income for the fourth quarter and for the year ended December 31, 1998. Revenue growth across all dealership offerings, coupled with improved operating margins and contributions from acquisitions, drove the company's strong performance.

Strong Results for Core and Acquired Dealerships

For the fourth quarter ended December 31, 1998, revenues accelerated to $472.5 million from $213.2 million for the same period last year. Net income increased to $5.5 million from $2.3 million while earnings per diluted share grew to $0.29 from $0.15 a year ago.

Gross margin expanded to 14.6 percent from 13.8 percent during the year-ago period due to an increase in new vehicle gross margin and a shift in the merchandising mix, as parts and service and other dealership revenue increased more rapidly than lower-margin revenues. Income from operations rose sharply to $14.4 million from $5.3 million, resulting in the operating margin expanding to
3.0 percent from 2.5 percent in the year-ago period.

According to B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer, revenue gains were attributed to strong internal growth as well as contributions from acquisitions. Sales were especially strong at the company's Oklahoma and Houston platforms. The significant gain in other dealership revenue, which includes high-margin vehicle service, finance and insurance contracts, was attributed to new training programs and enhanced economics.

"One of the key elements of our long-term growth strategy is to increase revenues from our high-margin products," Hollingsworth said. "We will continue to provide our co-workers with the skills and products necessary to generate revenues that boost gross margins, and ultimately, shareholder value."

Smooth Integration of Acquisitions Drives 1998 Results
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For the year, revenues accelerated to $1.6 billion from $902.3 million in 1997.
Net income increased to $20.7 million, or $1.16 per diluted share, compared with $11.4 million, or $0.76 per diluted share.

Gross margin for 1998 was 14.5 percent compared with 14.1 percent a year ago. Income from operations more than doubled, rising to $52.0 million from $25.4 million. The operating margin expanded to 3.2 percent from 2.8 percent in 1997.

"We are very proud of our achievements and are confident in our abilities to continue to execute our business plan," Hollingsworth said. "Our operating leverage has been significant and demonstrates that we have been successful in integrating both our platform and tuck-in acquisitions. We have proven that select acquisitions executed under a disciplined strategy can produce earnings growth and enhance shareholder value."

Recently Announced Acquisitions Enhance Brand, Geographic Diversity

Group 1 recently announced that it had agreed to acquire 16 dealership franchises in seven markets. Upon completion, the company's annualized revenue run rate will increase to over $2.2 billion, representing 92,000 retail car and truck sales.

Hollingsworth confirmed that the company would continue to seek acquisitions that enhance brand and geographic diversity, as well as provide synergy and add value.

Group 1 is a leading operator and consolidator in the highly fragmented automotive retailing industry. Upon completion of all announced acquisitions, Group 1 will own 71 dealership franchises comprised of 23 different brands, and 16 collision service centers located in Texas, Oklahoma, New Mexico, Colorado, Florida and Georgia. Through its dealerships the company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and arranges related financing, insurance and vehicle service contracts.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are subject to known and unknown risks, uncertainties or other factors not under Group 1's control that may cause the actual results, performance or achievements of Group 1 to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks, uncertainties and other factors include those disclosed in Group 1's filings with the Securities and Exchange Commission.

Group 1 Automotive, Inc. can be reached on the Internet at www.group1auto.com.
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                            GROUP 1 AUTOMOTIVE, INC.
                            Statements of Operations
                                  (Unaudited)
                (In thousands of dollars, except share amounts)

                               Three Months Ended        Twelve Months Ended
                                   December 31,              December 31,
                               1998           1997        1998         1997
 REVENUES:
 New vehicle sales           $268,883      $121,936     $931,205     $513,864
 Used vehicle sales           147,097        67,275      510,192      288,010
 Parts & service sales         41,879        18,827      139,144       77,215
 Other dealership
   revenue, net                14,683         5,207       49,516       23,206
 Total revenues               472,542       213,245    1,630,057      902,295

 COST OF SALES                403,369       183,714    1,393,547      775,164

 Gross Profit                  69,173        29,531      236,510      127,131

 SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES       52,756        23,475      178,038       98,967

 DEPRECIATION AND
 AMORTIZATION                   2,051           708        6,426        2,752

 Income from operations        14,366         5,348       52,046       25,412

 OTHER INCOME (EXPENSE):
 Floorplan interest
   expense                     (3,842)       (1,267)     (12,837)      (5,194)
 Other interest expense,
   net                         (1,322)         (242)      (4,027)        (926)
 Other income, net                 46           106           39           88

 INCOME BEFORE INCOME
   TAXES                        9,248         3,945       35,221       19,380

 PROVISION FOR INCOME
   TAXES                        3,779         1,634       14,502        7,967

 NET INCOME                    $5,469        $2,311      $20,719      $11,413

 Basic earnings per share       $0.30         $0.16        $1.20        $0.78
 Diluted earnings per share     $0.29         $0.15        $1.16        $0.76

 Weighted average shares
   outstanding:
   Basic                   18,242,118    14,672,073   17,281,165   14,672,804
   Diluted                 18,992,225    15,089,327   17,904,878   15,098,594

 Other Data:
 Gross margin                    14.6%         13.8%        14.5%        14.1%
 Operating margin                 3.0%          2.5%         3.2%         2.8%
 Pretax income margin             2.0%          1.8%         2.2%         2.1%

 Retail new vehicles sold      11,182         5,278       39,822       23,201
 Retail used vehicles sold      8,817         4,207       31,248       18,130
    Total retail sales         19,999         9,485       71,070       41,331

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                            GROUP 1 AUTOMOTIVE, INC.
                     Condensed Consolidated Balance Sheets
                                 (In thousands)

                                        December 31,      December 31,
                                            1998               1997
                                       (unaudited)         (audited)
 ASSETS
 Current assets:
   Cash and cash equivalents               $66,443           $35,092
   Inventories                             219,176           105,421
   Other assets                             41,303            21,169
     Total current assets                  326,922           161,682
 Property and equipment, net                21,960            21,586
 Goodwill, net                             123,587            27,078
 Other assets                                5,241             2,803
   Total assets                           $477,710          $213,149

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Floorplan notes payable                $193,405           $58,488
   Other liabilities                        85,266            47,720
     Total current liabilities             278,671           106,208
 Debt, net of current maturities            42,821             7,053
 Other liabilities                          20,034            10,516
 Total stockholders' equity                136,184            89,372
     Total liabilities and
       stockholders' equity               $477,710          $213,149